EXHIBIT 10.1

CLAIRE’S INC.

2400 W. Central Rd.

Hoffman Estates, IL 60192

June 15, 2012

Re: Cancellation and Grant of Performance Stock Options

Dear                                                  :

We are pleased to inform you that you have been granted an option (the “Option”) to purchase shares of common stock of Claire’s Inc. (the “Company”). The Option has been granted to you in connection with the exchange and cancellation of your target performance options for             shares (the “Exchanged Options”). The Option has been granted pursuant to the Company’s Amended and Restated Stock Incentive Plan (the “Plan”), a copy of which has been publicly filed with the Securities Exchange Commission, and is subject in all respects to the provisions of the Plan and the terms set forth below. Capitalized terms not otherwise defined in the text or in paragraph 9 are defined in the Plan.

1.	Date of Grant. July 16, 2012

2.	Number of Shares.

3.	Exercise Price per Share. $10.00

4.	Vesting. If on any Measurement Date, the Value Per Share equals or exceeds the Target Stock Price, then the Option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of such Measurement Date, provided that if a Change of Control occurs coincident with or after any such Measurement Date where the Value Per Share equals or exceeds the Target Stock Price, any unvested installment shall become fully vested immediately prior to the Change of Control.

5.	Termination of the Option. The Option shall terminate pursuant to the provisions of Section 5 of the Plan; provided, however, that the Option shall terminate no later than the date of a Change of Control to the extent the Target Price Stock Price is not achieved at such time, or was not achieved on a previous Measurement Date.

6.	Rights/Restrictions on Shares. Any and all Shares acquired upon exercise of the Option shall be subject to the rights and restrictions set forth in Section 8 of the Plan.

7.	Representations. By accepting this award of the Option, you represent to the following, and understand that the Company would not have granted this award to you but for your representations and acknowledgements below.

(a)	Shares Unregistered; Investor Knowledge. You acknowledge and agree that (i) neither the grant of the Option nor the offer to acquire Shares upon exercise thereof has been registered under applicable securities laws; (ii) there is no established market for the Shares and it is not anticipated that there will be any such market for the Shares in the foreseeable future; and (iii) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of any investment in the Shares.

(b)	Acknowledgement. You acknowledge and agree that: (i) this award is a one-time benefit, which does not create any contractual or other right to receive future awards, or benefits in lieu of awards; (ii) all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (iv) THAT THIS AWARD SHALL NOT CREATE A RIGHT TO FURTHER EMPLOYMENT WITH THE COMPANY OR ITS AFFILIATES AND SHALL NOT INTERFERE WITH THE ABILITY OF THE COMPANY OR ANY OF ITS AFFILIATES TO TERMINATE YOUR EMPLOYMENT RELATIONSHIP AT ANY TIME, AND UPON TERMINATION OF YOUR EMPLOYMENT FOR ANY REASON WHATSOEVER, ANY RIGHTS IN RESPECT OF THE OPTION OR THE UNDERLYING SHARES TO WHICH YOU WOULD HAVE BEEN ENTITLED HAD YOUR EMPLOYMENT NOT TERMINATED SHALL LAPSE UPON THE DATE OF TERMINATION UNLESS EXPRESSLY STATED OTHERWISE HEREIN OR THE PLAN, AND YOU SHALL NOT BE ENTITLED TO ANY COMPENSATION IN RESPECT OF LOSS OF ALL OR ANY OF THE OPTION OR UNDERLYING SHARES.

(c)	Employee Data Privacy. You consent to the collection, use and transfer of personal data as described in this paragraph 7(c). You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, common shares or directorships held in the Company, details of all other entitlement to common shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering this award (“Data”). You further understand that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration and management of this award, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in such implementation, administration and management. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing this award, including any requisite transfer of such Data as may be required for the administration of this award and/or the subsequent holding common shares on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

(d)	Confidentiality. You agree not to disclose or discuss in any way the terms of this award to or with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of this offer).

8.	Federal Taxes: If you are subject to tax in the US the Option granted to you is treated as a “nonqualified option” for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. When you sell the Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Option. The Company is not making any representations concerning the tax treatment of the Option, and is not responsible for any taxes, interest or penalties you incur in connection with your Option, even if the taxing authorities successfully challenge any position taken by the Company in respect of wage withholding and reporting or otherwise.

9.	Definitions. For purposes of this letter:

(a)	“Apollo” means Apollo Management VI, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

(b)	“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

(c)	“Change of Control” means:

(i)	any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company; provided that none of the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control;

(ii)	after an initial public offering of Capital Stock of the Company during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii)	the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

(iv)	the adoption of a plan relating to the liquidation or dissolution of the Company.

(d)	“Claire’s Investors Liquidity Event” means any transaction (including, without limitation, a stock sale, redemption or buy back, merger, consolidation or otherwise) immediately following which 25% of the Shares held by all Claire’s Investors have been exchanged for or converted into consideration, all or substantially all of which consists of cash or readily marketable securities that the Claire’s Investors can immediately resell for cash at prevailing quoted prices without legal, contractual or market restrictions.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)	“Measurement Date” means (1) prior to a Qualified IPO, the date of a Claire’s Investors Liquidity Event, (2) the date of a Qualified IPO, or (3) following a Qualified IPO, each trading day, starting with the 30th trading day following the Qualified IPO.

(g)	“Permitted Holder” means Apollo.

(h)	“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

(i)	“Related Party” means:

(i)	any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(ii)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

(j)	“Subsidiary” means, with respect to any specified Person:

(i)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(k)	“Target Stock Price” means $25.00, provided that the Committee shall make such adjustment to the Target Stock Price as it determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.

(l)	“Value Per Share” means (1) prior to a Qualified IPO, the price per Share realized by the Claire’s Investors in connection with a Claire’s Investors Liquidity Event, (2) upon a Qualified IPO, the price per Share paid by the public as shown on the final prospectus filed with the Securities and Exchange Commission in connection with the Qualified IPO, or (3) following a Qualified IPO, the average closing price of a Share for the period of 30 consecutive trading days ending on the Measurement Date.

(m)	“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

The provisions of this letter shall constitute the entire agreement between you and the Company or its subsidiaries with respect to the Option, and supersede any prior agreement with respect thereto.

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant, the cancellation of the Exchanged Options, and the terms of the Plan by signing and returning a copy of this letter.

Sincerely,

Joe DeFalco, on behalf of CLAIRE’S INC.

The undersigned hereby tenders all Exchanged Options (as defined above) in exchange for the new Option (as defined above) pursuant to the terms of the Offer to Exchange dated June 15, 2012, and agrees to and accepts the terms hereof.

                                                                                                  (Sign here)

Name: